Exhibit 99.1

For Immediate Release	Contact:	Kelly Lynch
(617) 443-9933 x. 321
klynch@rasky.com

Myriad Announces Management and Board Changes

(Tunica, Mississippi) March 11, 2008 - Myriad Entertainment & Resorts, Inc., a Delaware corporation (OTCBB: MYRA), today announced that Mr. John Meeske has been terminated as the Company’s Chief Executive Officer and as a member of the Board of Directors. Mr. Meeske had served as the Company’s CEO and as a Director since May 2006.  His termination is effective immediately.  Nicholas A. Lopardo, Chairman of the Board of Directors, has been named interim Chief Executive Officer until such time as the Company can locate a suitable replacement. The Company’s Board has begun this search.

Myriad also announced the resignations of two Board members, Mr. Jack Vaughn and Mr. Jerry Wayne.

In commenting on these management changes, Myriad’s Chairman and interim CEO, Nicholas Lopardo, stated: “While the Board conducts its search to find a qualified successor to lead the Company, Management will continue the important work of securing the capital necessary to move forward with our planned destination resort in Tunica, Mississippi.”

ABOUT MYRIAD ENTERTAINMENT AND RESORTS, INC.

Myriad, owns, through its wholly-owned subsidiary, MER Resorts, Inc., a ninety-nine percent (99%) interest in Myriad World Resorts of Tunica, LLC, a Mississippi limited liability company ("Myriad-Tunica"). For more information, see www.myriadentertainmentandresorts.com

SAFE HARBOR ACT DISCLAIMER NOTICE

“SAFE HARBOR” STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: The statements contained in this release which are not historical facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. These risks and uncertainties include the Company's entry into new commercial businesses, the risk of obtaining financing, recruiting and retaining qualified personnel, and other risks described in the Company's Securities and Exchange Commission filings. The forward looking statements in this press release speak only as of the date hereof, and the Company disclaims any obligation to provide updates, revisions or amendments to any forward looking statement to reflect changes in the Company’s expectations or future events.

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